Exhibit 99.1
Reynolds Consumer Products Reports
Third Quarter 2025 Financial Results
Revenue Increased 2% with Retail Revenue Up 1%
Lifting Full Year Revenue and Adjusted EPS Guide
Effectively Managing Dynamic Cost Environment
LAKE FOREST, Ill., October 29, 2025 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company” or “RCP”) (Nasdaq: REYN) today reported financial results for the third quarter ended September 30, 2025.

“Our people, brands and products are winning in a challenging environment, with all four business units delivering improved results driven by share gains in the majority of our categories,” said Scott Huckins, President and Chief Executive Officer. “We are becoming a more agile organization, while implementing programs that leverage the growth and earnings potential of our US-centric business model.”
Third Quarter 2025 Highlights
•Net Revenues of $931 million vs. $910 million in Q3 2024
◦Retail Net Revenues of $864 million increased 1% versus the prior year
◦Retail volume decreased 2% in total, exceeding category performance and increasing 1% after accounting for a 3-point headwind from foam
◦Non-Retail Revenues, which comprises aluminum sales to food service and industrial customers, increased $13 million to $67 million
•Net Income of $79 million vs. $86 million in Q3 2024; Adjusted Net Income of $88 million vs. $86 million in Q3 2024
•Adjusted EBITDA of $168 million vs. $171 million in Q3 2024
•Earnings Per Share of $0.38 vs. $0.41 in Q3 2024; Adjusted Earnings Per Share of $0.42 vs. $0.41 in Q3 2024
Net Income was $79 million, including $9 million of after-tax CEO transition costs and strategic investments in cost savings and revenue growth initiatives. Adjusted Net Income was $88 million compared to Adjusted Net Income of $86 million for the third quarter of 2024. Adjusted EBITDA was $168 million compared to $171 million in the prior year period, reflecting lower volumes, partially offset by increased alignment of pricing with higher costs.

Reynolds Cooking & Baking
•Net Revenues increased $14 million to $308 million, reflecting increases in both Retail and Non-retail Revenues
•Adjusted EBITDA increased $3 million to $53 million
Retail volume decreased 3% and improved sequentially, driven by Reynolds Wrap share gains and strong growth of Reynolds Kitchens products.
Adjusted EBITDA increased on better alignment of pricing and input costs, as well as lower operating costs.
Hefty Waste & Storage
•Net Revenues increased $13 million to $266 million
•Adjusted EBITDA increased $2 million to $74 million
Retail volume increased 5% driven by strong distribution gains and innovation.
The Adjusted EBITDA increase was driven by higher revenue, partially offset by higher operating costs.
Hefty Tableware
•Net Revenues decreased $22 million to $200 million
•Adjusted EBITDA increased $3 million to $29 million
Retail volume decreased 13%, driven primarily by continued foam declines.
The Adjusted EBITDA increase was driven by better alignment of pricing and input costs, as well as promotional discipline partially offset by lower volume.

Presto Products
•Net Revenues increased $13 million to $163 million
•Adjusted EBITDA increased $2 million to $35 million
Retail volume increased 9% as Presto’s portfolio gained additional share in store brand food bags.
The Adjusted EBITDA increase was driven by volume growth.

Year to Date 2025 Highlights
• Net Revenues of $2,687 million vs. $2,675 million in the comparable prior year period
◦Retail Net Revenues decreased 1%
◦Retail volume decreased 2%, exceeding category performance and flat after accounting for a 2-point headwind from foam
◦Non-retail Revenues increased $39 million to $170 million
• Net Income of $184 million vs. $231 million in the comparable prior year period; Adjusted Net Income of $220 million vs. $231 million in the comparable prior year period, which included a discrete tax benefit of $10 million in the second quarter of 2024
• Adjusted EBITDA of $447 million vs. $465 million in the comparable prior year period
• Earnings Per Share of $0.87 vs. $1.10 in the comparable prior year period; Adjusted Earnings Per Share of $1.05 vs. $1.10 in the comparable prior year period, which included a discrete tax benefit of $0.05 in the second quarter of 2024

Net Income was $184 million, including $10 million of after-tax debt refinancing costs in the first quarter and $26 million of after-tax CEO transition costs and strategic investments in cost savings and revenue growth initiatives. Adjusted Net Income was $220 million compared to Adjusted Net Income of $231 million in the comparable prior year period, which included a discrete tax benefit of $10 million in the second quarter of 2024. Adjusted EBITDA was $447 million, compared to $465 million in the comparable prior year period, driven by lower retail volume, including first quarter retailer inventory destocking, and higher operational costs, partially offset by pricing actions as well as promotional and SG&A discipline driving reductions in spending. Pricing actions fully offset input cost increases.
Balance Sheet and Cash Flow Highlights
Cash and cash equivalents were $53 million at September 30, 2025 and debt was $1,629 million resulting in Net Debt of $1,576 million.
Net Debt to Trailing Twelve Months Adjusted EBITDA1 was 2.4x on September 30, 2025 and within the Company’s target leverage range.
Subsequent to quarter end, the Company made a voluntary principal payment of $50 million on its term loan facility.
“We delivered another quarter of results above our previously communicated expectations, demonstrating continued leadership of our categories, pricing, and cost discipline in a challenging environment,” said Nathan Lowe, Chief Financial Officer. “We are becoming more effective pulling all available levers to drive earnings, while also starting to realize financial benefits from initiatives that unlock more of our growth and earnings potential.”
Full Year 2025 and Fourth Quarter Outlook
The Company now expects 2025 Net Revenues to be flat to down 1% by comparison to 2024 Net Revenues of $3,695 million, Net Income of $294 million to $302 million, Adjusted Net Income of $337 million to $345 million, EPS of $1.40 to $1.44, Adjusted EPS of $1.60 to $1.64 and Adjusted EBITDA of $655 million to $665 million.
The Company expects fourth quarter 2025 Net Revenues to be down 1% to down 5% by comparison to fourth quarter 2024 Net Revenues of $1,021 million, Net Income of $110 million to $118 million, Adjusted Net Income of $117 million to $125 million, EPS of $0.52 to $0.56, Adjusted EPS of $0.56 to $0.60 and Adjusted EBITDA of $208 million to $218 million.
Full-year 2025 expected Adjusted Net Income reflects the following estimated adjustments from Net Income: $13 million of debt refinancing costs recognized in the first quarter of 2025 and approximately $40 million of pre-tax CEO transition costs and strategic investments in cost savings and revenue growth initiatives recognized in the full year.
1Net Debt is defined as current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Trailing Twelve Months Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on November 28, 2025, to shareholders of record as of November 14, 2025.

Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household essentials designed to simplify daily life, so consumers can enjoy what matters most. Found in 95% of U.S. homes, the Company offers trusted solutions for cooking, cleanup, food storage, and more. Its portfolio features iconic brands like Reynolds Wrap® aluminum foil and Hefty® trash bags and disposable tableware, along with store brand products tailored to retail partners. Reynolds holds the No. 1 or No. 2 market share in most of the categories it serves. Learn more at: investors.reynoldsconsumerproducts.com
Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our ability to implement programs and make progress to drive additional growth, margin and returns, and our anticipated Net Revenue, Net Income, Adjusted Net Income, EPS, Adjusted EPS and Adjusted EBITDA for full year and fourth quarter 2025. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “estimate,” “expect,” “will,” “should,” “may,” “might,” “intends,” “outlook,” “forecast”, “position,” “committed,” “plans,” “predicts,” “model,” “assumes,” “confident,” “look forward,” “potential,” “on track,” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, the impact of the imposition of tariffs, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net revenues	$931	$892	$2,670	$2,618
Related party net revenues	—	18	17	57
Total net revenues	931	910	2,687	2,675
Cost of sales	(698)	(671)	(2,039)	(1,977)
Gross profit	233	239	648	698
Selling, general and administrative expenses	(99)	(101)	(300)	(329)
Other expense, net	(11)	—	(32)	—
Income from operations	123	138	316	369
Interest expense, net	(21)	(25)	(63)	(76)
Debt refinancing expense	—	—	(13)	—
Income before income taxes	102	113	240	293
Income tax expense	(23)	(27)	(56)	(62)
Net income	$79	$86	$184	$231

Earnings per share:
Basic	$0.38	$0.41	$0.87	$1.10
Diluted	$0.38	$0.41	$0.87	$1.10

Weighted average shares outstanding:
Basic	210.3	210.1	210.3	210.1
Diluted	210.4	210.3	210.3	210.2

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
(amounts in millions, except for per share data)

	(Unaudited)
	As of September 30, 2025	As of December 31, 2024
Assets
Cash and cash equivalents	$53	$137
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	351	337
Other receivables	14	7
Related party receivables	—	6
Inventories	639	567
Other current assets	27	47
Total current assets	1,084	1,101
Property, plant and equipment (net of accumulated depreciation of $1,022 and $961)	801	758
Operating lease right-of-use assets, net	104	90
Goodwill	1,895	1,895
Intangible assets, net	951	972
Other assets	61	57
Total assets	$4,896	$4,873
Liabilities
Accounts payable	$364	$319
Related party payables	—	34
Current portion of long-term debt	16	—
Current operating lease liabilities	23	20
Income taxes payable	1	5
Accrued and other current liabilities	155	161
Total current liabilities	559	539
Long-term debt	1,613	1,686
Long-term operating lease liabilities	86	73
Deferred income taxes	350	342
Long-term postretirement benefit obligation	14	14
Other liabilities	94	77
Total liabilities	$2,716	$2,731
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210.3 shares issued and outstanding	—	—
Additional paid-in capital	1,429	1,413
Accumulated other comprehensive income	18	35
Retained earnings	733	694
Total stockholders’ equity	2,180	2,142
Total liabilities and stockholders’ equity	$4,896	$4,873

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
(amounts in millions)

	Nine Months Ended September 30,
	2025	2024
Cash provided by operating activities
Net income	$184	$231
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	100	96
Deferred income taxes	12	(10)
Stock compensation expense	18	14
Change in assets and liabilities:
Accounts receivable, net	(7)	8
Other receivables	(7)	4
Related party receivables	(1)	1
Inventories	(73)	(100)
Accounts payable	23	119
Related party payables	(9)	(6)
Income taxes payable / receivable	(4)	(20)
Accrued and other current liabilities	(5)	(26)
Other assets and liabilities	9	(4)
Net cash provided by operating activities	240	307
Cash used in investing activities
Acquisition of property, plant and equipment	(124)	(79)
Net cash used in investing activities	(124)	(79)
Cash used in financing activities
Repayment of long-term debt	(58)	(100)
Dividends paid	(144)	(144)
Proceeds from term loan refinancing	743	—
Repayments of existing term loan	(743)	—
Other financing activities	2	(3)
Net cash used in financing activities	(200)	(247)
Net decrease in cash and cash equivalents	(84)	(19)
Cash and cash equivalents at beginning of period	137	115
Cash and cash equivalents at end of period	$53	$96

Cash paid:
Interest - long-term debt, net of interest rate swaps	62	76
Income taxes	47	91

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended September 30, 2025	$308	$266	$200	$163	$(6)	$931
Three Months Ended September 30, 2024 (2)	294	253	222	150	(9)	910
Nine Months Ended September 30, 2025	$862	$761	$622	$460	$(18)	$2,687
Nine Months Ended September 30, 2024 (2)	841	732	681	444	(23)	2,675
Adjusted EBITDA
Three Months Ended September 30, 2025	$53	$74	$29	$35	$(23)	$168
Three Months Ended September 30, 2024 (2)	50	72	26	33	(10)	171
Nine Months Ended September 30, 2025	140	203	81	94	(71)	447
Nine Months Ended September 30, 2024 (2)	136	210	95	99	(75)	465
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.
(2)During the three and nine months ended September 30, 2025, we reassigned certain product lines supporting international distribution across our segments to better align with our strategic objectives. All prior period segment disclosures have been recast to reflect this reassignment. Our composition of operating segments and reportable segments did not change, and this reassignment had no effect on our previously reported consolidated results of operations.

Components of Change in Net Revenues for the Three Months Ended September 30, 2025 vs. the Three Months Ended September 30, 2024

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	9%	(3)%	(1)%	5%
Hefty Waste & Storage	—%	5%	—%	5%
Hefty Tableware	3%	(13)%	—%	(10)%
Presto Products	—%	9%	—%	9%
Total RCP	4%	(2)%	—%	2%

Components of Change in Net Revenues for the Nine Months Ended September 30, 2025 vs. the Nine Months Ended September 30, 2024

	Price	Volume/Mix		Total
		Retail	Non-Retail
Reynolds Cooking & Baking	5%	(4)%	1%	2%
Hefty Waste & Storage	(1)%	5%	—%	4%
Hefty Tableware	2%	(11)%	—%	(9)%
Presto Products	1%	3%	—%	4%
Total RCP	2%	(2)%	—%	—%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” and “Net Debt to Trailing Twelve Months Adjusted EBITDA” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, debt refinancing expense, depreciation and amortization, costs to execute strategic initiatives and CEO transition costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus the after-tax impact of debt refinancing expense, costs to execute strategic initiatives and CEO transition costs. We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted EPS as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year and fourth quarter 2025, where adjusted, is provided on a non-GAAP basis. Please see reconciliations of non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(in millions)		(in millions)
Net income – GAAP	$79	$86	$184	$231
Income tax expense	23	27	56	62
Interest expense, net	21	25	63	76
Debt refinancing expense(1)	—	—	13	—
Depreciation and amortization	34	33	100	96
Costs to execute strategic initiatives(2)	5	—	17	—
CEO transition costs(3)	6	—	14	—
Adjusted EBITDA (Non-GAAP)	$168	$171	$447	$465
(1)    Reflects the expense recorded related to our March 2025 Term Loan Facility refinancing.
(2)    Reflects costs related to the execution of cost savings and revenue growth strategic initiatives.
(3)    Reflects compensation and other costs related to the CEO transition effective January 1, 2025.
Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

	Three Months Ended September 30, 2025			Three Months Ended September 30, 2024
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$79	210.4	$0.38	$86	210.3	$0.41
Adjustments:
Costs to execute strategic initiatives(1)	4	210.4	0.02	—	210.3	—
CEO transition costs(1)	5	210.4	0.02	—	210.3	—
Adjusted (Non-GAAP)	$88	210.4	$0.42	$86	210.3	$0.41

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.7% for deductible items and 0% for non-deductible items.

	Nine Months Ended September 30, 2025			Nine Months Ended September 30, 2024
(in millions, except for per share data)	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$184	210.3	$0.87	$231	210.2	$1.10
Adjustments:
Debt refinancing expense(1)	10	210.3	0.05	—	210.2	—
Costs to execute strategic initiatives(1)	13	210.3	0.06	—	210.2	—
CEO transition costs(1)	13	210.3	0.06	—	210.2	—
Adjusted (Non-GAAP)	$220	210.3	$1.05	$231	210.2	$1.10

(1)    Amounts are after tax, calculated based on the applicable tax treatment of each adjustment, using a normalized effective tax rate of 23.7% for deductible items and 0% for non-deductible items.

Reynolds Consumer Products Inc.
Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months Adjusted EBITDA
(amounts in millions)

	Twelve Months Ended September 30, 2025	Twelve Months Ended December 31, 2024
Net income – GAAP	$305	$352
Income tax expense	93	99
Interest expense, net	86	98
Debt refinancing expense	13	—
Depreciation and amortization	133	129
Costs to execute strategic initiatives	17	—
CEO transition costs	14	—
Adjusted EBITDA (Non-GAAP)	$661	$678

Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of September 30, 2025
Current portion of long-term debt	$16
Long-term debt	1,613
Total debt	1,629
Cash and cash equivalents	(53)
Net debt (Non-GAAP)	$1,576
For the twelve months ended September 30, 2025
Adjusted EBITDA (Non-GAAP)	$661

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.4x

As of December 31, 2024
Current portion of long-term debt	$—
Long-term debt	1,686
Total debt	1,686
Cash and cash equivalents	(137)
Net debt (Non-GAAP)	$1,549
For the twelve months ended December 31, 2024
Adjusted EBITDA (Non-GAAP)	$678

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.3x
Reynolds Consumer Products Inc.
Reconciliation of Q4 2025 and FY2025 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended December 31, 2025		Year Ended December 31, 2025
	Low	High	Low	High
Net income (GAAP)	$110	$118	$294	$302
Income tax expense	33	35	89	91
Interest expense, net	21	21	84	84
Debt refinancing expense	—	—	13	13
Depreciation and amortization	35	35	135	135
CEO transition and strategic initiatives costs	9	9	40	40
Adjusted EBITDA	$208	$218	$655	$665
Reynolds Consumer Products Inc.
Reconciliation of Q4 2025 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares Outstanding	Diluted Earnings Per Share
	Low	High		Low	High
Q4 2025 - Guidance	$110	$118	210.3	$0.52	$0.56
Adjustments:
CEO transition and strategic initiatives costs (1)	7	7	210.3	0.03	0.03
Q4 2025 - Adjusted Guidance	$117	$125	210.3	$0.56	$0.60

Reynolds Consumer Products Inc.
Reconciliation of Fiscal Year 2025 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance
(amounts in millions, except per share data)

	Net Income		Diluted Shares Outstanding	Diluted Earnings Per Share
	Low	High		Low	High
Fiscal Year 2025 - Guidance	$294	$302	210.3	$1.40	$1.44
Adjustments:
Debt refinancing expense (1)	10	10	210.3	0.05	0.05
CEO transition and strategic initiatives costs (1)	33	33	210.3	0.16	0.16
Fiscal Year 2025 - Adjusted Guidance	$337	$345	210.3	$1.60	$1.64

(1)Amounts are after tax calculated using a tax rate of 23.7%, which is the Company’s expected tax rate for Q4 and FY 2025.